EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Form S-8 No. 333-164689, pertaining to the 2009 Omnibus Incentive Plan.

2.	Form S-8 No. 333-131968, pertaining to the 1999 Omnibus Equity Incentive Plan and the 1999 Employee Stock Purchase Plan,

3.	Form S-8 No. 333-117020, pertaining to the 1999 Omnibus Equity Incentive Plan of our report dated September 21, 2012, with respect to the consolidated financial statements of Natural Alternatives International, Inc. included in this Annual Report (Form 10-K) of Natural Alternatives International, Inc. for the year ended June 30, 2012.

/s/ Ernst & Young LLP

San Diego, California

September 21, 2012